EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2001 Stock Incentive Plan of Tidewater Inc. of our report dated April 23, 2001, with respect to the consolidated financial statements of Tidewater Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2001, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

New Orleans, Louisiana
July 20, 2001